As filed with the Securities and Exchange Commission on November 17, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GoHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-0563805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
222 W Merchandise Mart Plaza, Suite 1750
Chicago, IL 60654
(312) 386-8200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley Burd
Chief Legal Officer
222 W Merchandise Mart Plaza, Suite 1750
Chicago, IL 60654
(312) 386-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.
Sharon Freiman, P.C.
Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
(312) 862-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities, and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2025

PROSPECTUS
GoHealth, Inc.
4,766,219 Shares of Class A Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling stockholders identified in this prospectus (the “Selling Stockholders”) of up to 4,766,219 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of GoHealth, Inc. (“GoHealth,” the “Company,” “we,” “us” or “our”) that were issued to the Selling Stockholders in a private placement.
The Selling Stockholders may from time to time offer and sell shares of Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, or through any other means described under “Plan of Distribution.”
This prospectus describes the general manner in which shares of Class A common stock may be offered and sold by the Selling Stockholders. When the Selling Stockholders offer and sell shares of Class A common stock under this prospectus, we may, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.
Our registration of the Class A common stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any shares of Class A common stock.
We are not selling any shares of Class A common stock under this prospectus and we will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders pursuant to this prospectus. We have agreed to pay certain expenses incurred in connection with the registration of the shares of Class A common stock covered by this prospectus. The Selling Stockholders will be responsible for any underwriting discounts and selling commissions.
Our Class A common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “GOCO.” On November 13, 2025, the last reported sale price of the Class A common stock was $2.61 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus and the applicable prospectus supplement for factors you should consider before making the decision to invest in our Class A common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2025

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell the shares of Class A common stock described in this prospectus in one or more offerings.
Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We may also provide a prospectus supplement or post-effective amendment to this registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information.” You should assume that the information in this prospectus and, if applicable, any prospectus supplement is accurate only as of the date on its respective cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and, if applicable, any prospectus supplement or of any sale of our Class A common stock.
This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “GoHealth,” the “Company,” “we,” “us” or “our” refer to GoHealth, Inc.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The following documents (other than any portions of such documents, including any exhibits, that are deemed to have been furnished and not filed with the SEC) are incorporated by reference into this prospectus:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 27, 2025;
•our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on May 16, 2025, August 12, 2025 and November 14, 2025, respectively;
•our Current Reports on Form 8-K filed with the SEC on each of April 7, 2025, June 20, 2025, June 30, 2025, August 7, 2025 and August 19, 2025; and
•the description of our securities contained in Exhibit 4.2 to our Annual Report on Form 10-K filed with the SEC on March 16, 2021, including any amendment or report filed for the purpose of updating such description.
In addition, we incorporate by reference into this prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any documents or portions of documents that are deemed to have been furnished and not filed with the SEC, after the date of this prospectus and prior to the termination of any offering contemplated by this prospectus.
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Copies of the documents incorporated herein by reference may be obtained without charge upon request directed to GoHealth, Inc., 222 W Merchandise Mart Plaza, Suite 1750, Chicago, IL 60654, telephone number (312) 386-8200.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements are made in reliance upon the safe harbor provision of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding our expected growth, future capital expenditures, debt service obligations, adoption and use of artificial intelligence technologies, the impact on our business from the acquisition of e-TeleQuote Insurance, Inc. (“e-TeleQuote”) and our ability to successfully integrate e-TeleQuote’s operations, technologies and employees into our business, are forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “aims,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “likely,” “future” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions, projections and other statements about future events that are based on current expectations and assumptions. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including:
•the potential for an adverse change in our relationships with health plan partners, including a loss of health plan partner relationships;
•health plan partners’ ability to reduce commissions paid to us and adversely change their underwriting practices;
•our reliance on a small group of health plan partners for a substantial portion of our revenue;
•our ability to comply with the numerous, complex and frequently changing laws regulating the marketing and sale of Medicare plans;
•changes in the health insurance system and laws and regulation governing health insurance markets;
•factors that adversely impact our estimate of Lifetime Value of Commissions;
•our reliance on data provided to us by health plan partners;
•risks related to our expansion of the Encompass operating model;
•our ability to realize the expected benefits from our strategic cash flow optimization and other cash management initiatives;
•our ability to attract and retain employees;
•our dependence on our licensed health insurance agents to sell Medicare-related health insurance plans;
•potential disruptions in our business from acquisitions of other businesses or technologies;
•information technology systems failures and security risks;

•failure to grow our customer base or retain our existing customers;
•volatility in general economic conditions, including inflation, interest rates, and other commodity prices and exchange rates;
•legal proceedings;
•the need for additional capital to operate and grow our business;
•our liquidity position and ability to service our indebtedness;
•risks relating to sales of a substantial number of shares of Class A common stock in the public market or the perception that such sales may occur;
•the significant influence that our founders and principal stockholders have over us, including control over decisions that require the approval of stockholders; and
•any other factors discussed in this prospectus or the applicable prospectus supplement.
You should read this prospectus and the documents that we reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

OUR COMPANY
Overview
GoHealth is a leading health insurance marketplace and Medicare-focused digital health company whose purpose is to compassionately ensure consumers’ peace of mind when making healthcare decisions so they can focus on living life. With a widely scalable end-to-end platform and substantial presence in the Medicare landscape, we believe we are uniquely positioned as a trusted partner to the approximately 66 million Medicare-eligible Americans as of September 30, 2025, as well as the approximately 11,000 Americans becoming eligible each day, as they navigate one of life's most important purchasing decisions. For many of these consumers, enrolling in a health insurance plan is confusing and difficult. Seemingly small differences between health plans may lead to significant out-of-pocket costs or lack of access to critical providers and medicines. We aim to simplify the process by offering education, comparison guidance, transparency and choice. This includes providing a large selection of leading health plan choices, advice informed by consumers’ specific needs, transparency of health plan benefits and fit, assistance accessing available government subsidies and a high-touch consumer care team. We partner with health plans that provide access to high quality health plans across all 50 states and the District of Columbia as of September 30, 2025.
Corporate Information
GoHealth, Inc. is a Delaware corporation. Our principal executive offices are located at 222 W Merchandise Mart Plaza, Suite 1750, Chicago, IL 60654, and our telephone number is (312) 386-8200. Our principal website address is www.gohealth.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS
Investing in our Class A common stock involves risks. You should consider carefully the risks and uncertainties described in our Annual Report on Form 10-K for the most recently completed fiscal year and subsequent Quarterly Reports on Form 10-Q, together with all of the other information included in or incorporated by reference into this prospectus and the applicable prospectus supplement before deciding whether to purchase any shares of our Class A common stock. You should be aware that it is not possible to predict or identify all of the risks to our business and financial condition and that the risk factors described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other information included in or incorporated by reference into this prospectus and the applicable prospectus supplement are not meant to be a complete discussion of all potential risks or uncertainties. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. In such event, the market price of our Class A common stock could decline, and you could lose all or part of your investment.

USE OF PROCEEDS
We will not receive any proceeds from the resale of any shares of Class A common stock offered by this prospectus by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from any sale.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand the material terms of our Class A common stock, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to the registration statement, of which this prospectus is a part.
General
Our amended and restated certificate of incorporation authorizes capital stock consisting of:
•1,100,000,000 shares of Class A common stock, par value $0.0001 per share;
•690,000,000 shares of Class B common stock, par value $0.0001 per share; and
•20,000,000 shares of preferred stock, par value $0.0001 per share.
As of November 13, 2025, we had 16,093,116, 12,620,884 and 50,000 shares of Class A common stock, Class B common stock and Series A convertible preferred stock issued and outstanding, respectively.
The following summary describes the material provisions of our capital stock. We urge you to read the below in conjunction with our amended and restated certificate of incorporation and our amended and restated bylaws.
Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.
Common Stock
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors (the “Board”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class B common stock are entitled to receive ratable portions of our remaining assets available for distribution; provided, that the holders of shares of Class B common stock shall not be entitled to receive more than $0.0001 per share of Class B common stock and upon receiving such amount, shall not be entitled to receive any of our other assets or funds with respect to such shares of Class B common stock.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption, or conversion rights with respect to such share of Class A common stock. There are no redemption or sinking fund provisions applicable to the Class A common stock.
Class B Common Stock

Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.
Shares of Class B common stock are issued only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Continuing Equity Owners are permitted transferees of Class B common stock.
Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our amended and restated certificate of incorporation described below or as otherwise required by applicable law or the amended and restated certificate of incorporation.
Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.0001 per share of Class B common stock. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class B common stock. There are no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our amended and restated certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.
Preferred Stock
The total of our authorized shares of preferred stock is 20,000,000 shares.
The Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Series A Convertible Perpetual Preferred Stock
On September 23, 2022, we issued 50,000 shares of Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share (the “Series A convertible preferred stock”), for an aggregate purchase price of $50.0 million, at $1,000 per share of the Series A convertible preferred stock.
The Series A convertible preferred stock ranks senior to the shares of Class A common stock and Class B common stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series A convertible preferred stock has an initial liquidation preference of $1,000 per share, which shall increase by accumulated quarterly dividends that are not paid in cash. Dividends on each share of Series A convertible preferred stock accrue at an annual rate equal to 7%.
The Series A convertible preferred stock is convertible in full at the option of the holders into the number of shares of Class A common stock equal to the quotient of (a) the sum of (i) the liquidation preference (reflecting increases for compounded dividends) plus (ii) the accrued dividends with respect to each share of convertible preferred stock as of the applicable conversion date divided by (b) the conversion price ($9.60 as of September 30, 2025 and subject to adjustment based on certain changes to our Class A common stock) as of the applicable conversion date. Notwithstanding the foregoing, a holder of Series A convertible preferred stock may elect to receive upon conversion, in lieu of the shares of Class A common stock otherwise deliverable, one share of our Series A-1 Convertible Non-Voting Perpetual Preferred Stock, par value $0.0001 per share (the “Series A-1 convertible preferred stock”), for every 1,000 shares of Class A common stock otherwise deliverable upon conversion. The Series A-1 convertible preferred stock will be essentially a substitute for the Class A common stock in the form of non-voting preferred stock. Holders of Series A-1 convertible preferred stock are only entitled to dividends if the Company declares such dividends.
The terms of the Series A convertible preferred stock and Series A-1 convertible preferred stock contain certain anti-dilution adjustments. Subject to certain conditions, at any time after the third anniversary of the issuance of the Series A convertible preferred stock, if the volume weighted average price per share of Class A common stock on Nasdaq is equal to or greater than 150.0% of the then-applicable conversion price for each of at least 20 trading days, whether or not consecutive, in any period of 30 consecutive trading days ending on and including the trading day immediately before we provide the holders with notice of its election to convert all or a portion of the Series A convertible preferred stock into the relevant number of shares of Class A common stock or Series A-1 convertible preferred stock (at the election of the holder), we may elect to convert all or a portion of the Series A convertible preferred stock into the relevant number of shares of Class A common stock or Series A-1 convertible preferred stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A-1 convertible preferred stock (if issued upon conversion of the Series A convertible preferred stock) will be entitled, out of assets legally available therefor, and subject to the rights of the holders of any senior stock (including the Series A convertible preferred stock) or parity stock (including the Class A common stock and Class B common stock) and the rights of our existing and future creditors, to receive an aggregate amount per share equal to 1,000 (as may be adjusted) times the aggregate amount to be distributed per share to holders of shares of Class A common stock. Each holder of a whole share of Series A-1 convertible preferred stock (if issued upon conversion of the Series A convertible preferred stock) shall be entitled to receive when, as and if declared by the Board out of funds legally available for the purpose, an amount per share equal to 1,000 (as may be adjusted) times the aggregate per share amount of all cash dividends, and 1,000 (as may be adjusted) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Class A common stock or a subdivision of the outstanding shares of Class A common stock (by reclassification or otherwise), declared on each share of Class A common stock since the first issuance of any share of Series A-1 convertible preferred stock. Each holder of Series A-1 convertible preferred stock (if issued upon conversion of the Series A convertible preferred stock) will have the right, at such holder’s option, to convert in full each share of such holder’s Series A-1 convertible preferred stock at such time into the number of shares of Class A common stock based upon a conversion ratio of 1,000 shares of Class A common stock for each share of Series A-1 convertible preferred stock (such ratio being subject to adjustment).
Holders of the Series A convertible preferred stock are entitled to vote with the holders of the Class A common stock on an as-converted basis on all matters submitted to a vote of the holders of the Class A common stock. Notwithstanding the foregoing: (1) the lead purchaser’s voting rights shall not exceed 9.99% of the voting rights associated with the issued and outstanding shares of capital stock of the Company at any time; and (2) the voting rights of the purchasers holding Series A convertible preferred stock, voting on an as-converted basis with the holders of the Class A common stock and the holders of any other class or series of capital stock of the Company then entitled to vote, shall be capped at the maximum amount that would not result in requiring stockholder approval for the exercise of such voting rights pursuant to Nasdaq listing rules. In addition, holders of the Series A convertible preferred stock are entitled to a separate class vote with respect to certain matters. The Series A-1 convertible preferred stock is not entitled to vote with the Class A common stock on matters submitted to a vote of the holders of the Class A common stock and will have no voting rights except as required by applicable law.
At any time following the fifth anniversary of the issuance of the Series A convertible preferred stock, we may redeem the Series A convertible preferred stock, in whole or in part, for a per share amount in cash equal to the liquidation preference (reflecting increases for compounded dividends) thereof plus all accrued dividends as of the applicable redemption date. Upon certain change of control events, (i) a holder of the Series A convertible preferred stock may, so long as such payment would not otherwise result in a breach of, or event of default under, then-existing credit agreements, indentures or other financing arrangements, require us to purchase and (ii) subject to a holder’s right to convert its shares of Series A convertible preferred stock into Class A common stock or Series A-1 convertible preferred stock at the then-current conversion price, we may elect to purchase, all or a portion of such holder’s shares of Series A convertible preferred stock that have not been so converted, in each case at a purchase price per share of Series A convertible preferred stock, payable in cash, equal to (i) if the change of control effective date occurs at any time prior to the fifth anniversary of the issuance of the Series A convertible preferred stock, 160.0% of a purchaser’s original investment amount and (ii) if the change of control effective date occurs on or after the fifth anniversary of the issuance of the Series A convertible preferred stock, the liquidation preference (reflecting increases for compounded dividends) of such share of Series A convertible preferred stock plus the accrued dividends in respect of such share of Series A convertible preferred stock as of the change of control purchase date.
Forum Selection
Our amended and restated certificate of incorporation provides (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities and Exchange Act. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders are not deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Dividends
Declaration and payment of any dividend are subject to the discretion of the Board. The time and amount of dividends is dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Board may consider relevant.
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq listing rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and funding of redemptions of the common units of GoHealth Holdings, LLC, including those that we purchased with a portion of the net proceeds from our initial public offering (“LLC Interests”). The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that the Board is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Our amended and restated certificate of incorporation also provides that subject to the rights of the holders of any series of preferred stock then outstanding, for as long as the amended and restated certificate of incorporation provides for a classified board of directors, any director, or the entire Board, may otherwise be removed only for cause by an affirmative vote of at least 66 2/3% of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose; provided, however, that the directors appointed pursuant to the Stockholders Agreement among Centerbridge, NVX Holdings and us (the “Stockholders Agreement”) may be removed with or without cause in accordance with the terms thereof and the requirements of the DGCL. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that at any time when Centerbridge Capital Partners III, L.P., our sponsor and a Delaware limited partnership, certain funds affiliated with Centerbridge Capital Partners III, L.P. and other entities over which Centerbridge Capital Partners III, L.P. has voting control (collectively, “Centerbridge”) beneficially owns, in the aggregate, at least 40% in voting power of the corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent, setting forth the action so taken, is signed by the holders of our outstanding shares of common stock representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of common stock entitled to vote thereon were present and voted and such consent is delivered to us in accordance with applicable law. However, at any time when Centerbridge beneficially owns, in the aggregate, less than 40% in voting power of the corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable preferred stock designation.
Special Meetings of Stockholders
Our amended and restated bylaws provide that only the chairperson or co-chairperson of the Board or a majority of the Board may call special meetings of our stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws establishes an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board; provided, however, that so long as Centerbridge is entitled to nominate a director pursuant to the Stockholders Agreement, such advance notice provisions do not apply to Centerbridge in connection with the nomination of directors. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by (i) a majority vote of the Board or (ii) at any time when Centerbridge beneficially owns, in the aggregate, less than 40% in voting power of the corporation entitled to vote generally in the election of directors, by the affirmative vote of at least 66 2/3% of the voting power of all outstanding voting stock of the corporation entitled to vote, voting together as a single class.
Section 203 of the DGCL
Our amended and restated certificate of incorporation contains a provision opting out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
However, under our amended and restated certificate of incorporation, Centerbridge and NVX Holdings, Inc., a Delaware corporation that is controlled by Brandon M. Cruz, our Co-Founder and Chief Strategy Officer and Special Advisor to the Executive Team, and Clinton P. Jones, our Co-Founder and Chief Executive Officer (“NVX Holdings”) and any of their respective affiliates are not deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly are not subject to such restrictions.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the fullest extent permitted from time to time by Delaware law, provides that we renounce any interest or expectancy that we otherwise would have in, all rights to be offered an opportunity to participate in, any business opportunity that are from time to time may be presented to Centerbridge or its affiliates (other than us and our subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also our employee or an employee of our subsidiaries subsidiaries), or any director or stockholder who is not employed by us or our subsidiaries (each such person, an “exempt person”). Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, no exempt person has any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our subsidiaries now engage or propose to engage or (2) otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our subsidiaries, such exempt person not have a duty to communicate or offer such transaction or business opportunity to us or any of our subsidiaries and such exempt person may take any such opportunity for themselves or offer it to another person or entity. The forgoing provisions shall not apply to an opportunity that was expressly offered to an exempt person solely in their capacity as a director, executive officer or employee of us or our subsidiaries. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we or our subsidiaries have an interest or expectancy in such transaction or opportunity, and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of GoHealth, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Trading Symbol and Market
Our Class A common stock is listed on Nasdaq under the symbol “GOCO.”

SELLING STOCKHOLDERS
This prospectus relates to the resale by the Selling Stockholders from time to time of up to 4,766,219 shares of Class A common stock.
On August 6, 2025 (the “Closing Date”), Norvax, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the “Borrower”), and Blizzard Midco, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Holdings”), entered into Amendment No. 14 (the “Amendment”) to the Credit Agreement, dated as of September 13, 2019 (as amended), with the lenders party thereto and Blue Torch Finance, LLC, as administrative agent and as collateral agent. As consideration for, and as a condition to, the lenders’ entry into Amendment No. 14, the Company issued to such lenders or their affiliates (herein referred to as the “Selling Stockholders”) an aggregate of 4,766,219 shares of Class A common stock. In connection with the issuance of Class A common stock to the Selling Stockholders, the Company and the Selling Stockholders entered into a Registration Rights Agreement, dated as of August 27, 2025, pursuant to which we agreed to prepare and file a registration statement to permit the resale of such shares of Class A common stock from time to time as permitted by Rule 415 under the Securities Act.
Also on the Closing Date, the Borrower and Holdings entered into a Superpriority Senior Secured Credit Agreement (the “Priming Credit Agreement”) with the lenders party thereto, and Blue Torch Finance, LLC, as administrative agent and as collateral agent. As a condition to the lenders’ entry into the Priming Credit Agreement and the Amendment, on the Closing Date, the Board appointed three new directors and three existing directors of the Board resigned and departed the Board. In addition, the Board established a committee of the Board called the “Transformation Committee,” which has the exclusive power and authority to review, formulate and negotiate, and recommend to the Board for approval, various strategic alternatives, including, among others, refinancings, securitizations, mergers, acquisitions or restructurings. The Transformation Committee also works together with the Compensation Committee of the Board to review and recommend to the Board, as necessary, any employee incentive plans designed to retain employees and certain other compensation arrangements. Until the fourth anniversary of the Closing Date, any modification to the authority of the Transformation Committee and certain other governance changes must comply with the Priming Credit Agreement and the Amendment, and the Selling Stockholders or their affiliates are lenders thereunder.
The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of Class A common stock beneficially owned prior to the offering, the aggregate number of shares of Class A common stock that the Selling Stockholders may offer pursuant to this prospectus, and the number of shares of Class A common stock beneficially owned by, and percentage ownership of, the Selling Stockholders after the sale of the shares of Class A common stock offered hereby. Unless otherwise indicated, we have based percentage ownership following the offering on 16,093,116 shares of Class A common stock outstanding as of November 13, 2025 and have assumed that each Selling Stockholder will sell all shares of Class A common stock offered pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all shares of Class A common stock that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such Class A common stock. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the shares of Class A common stock covered by this prospectus upon the completion of the offering.

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering		Maximum Number of Shares of Class A Common Stock that may Be Sold in the Offering	Shares of Class A Common Stock Beneficially Owned After the Offering(1)
	Number	Percent	Number	Number	Percent
Blue Torch Credit Opportunities Fund III LP(1)	668,554	4.2%	668,554	—	—
Blue Torch Offshore Credit Opportunities Master Fund III LP(2)	691,914	4.3%	691,914	—	—
Blue Torch Credit Opportunities Unlevered Fund III LP(3)	84,713	*	84,713	—	—
PSP Investments Credit USA LLC(4)	1,680,444	10.4%	1,680,444	—	—
Redwood Master Fund, Ltd.(5)	507,664	3.2%	507,644	—	—
Redwood Drawdown Master Fund III, L.P.(6)	342,853	2.1%	342,853	—	—
Redwood Enhanced Income Corp.(7)	73,747	*	73,747	—	—
Calamos Aksia Alternative Credit and Income Fund(8)	67,218	*	67,218	—	—
Empire Credit Co-Investment Fund LLC(9)	42,011	*	42,011	—	—
Frontier Tiger Fund Series1 L.P.(10)	84,022	*	84,022	—	—
Prospector Opportunities Fund, LP(11)	42,011	*	42,011	—	—
MidCap Financial Investment Corporation(12)	8,648	*	8,648	—	—
MidCap Funding XXVII Trust(13)	18,532	*	18,532	—	—
Barclays Converted Investments (no. 2) Limited(14)	62,514	*	62,514	—	—
Bank of America, N.A.(15)	76,104	*	76,104	—	—
Benefit Street Partners Capital Opportunity Fund II L.P.(16)	353	*	353	—	—
Benefit Street Partners Debt Fund IV L.P.(17)	3,031	*	3,031	—	—
Benefit Street Partners Debt Fund IV Master (Non-US) L.P.(18)	2,993	*	2,993	—	—
Benefit Street Partners Senior Secured Opportunities (U) Master Fund (Non-US) L.P.(19)	19	*	19	—	—
Benefit Street Partners Senior Secured Opportunities Fund L.P.(20)	563	*	563	—	—
Benefit Street Partners Senior Secured Opportunities Master Fund (Non-US) L.P.(21)	658	*	658	—	—
Benefit Street Partners SMA LM L.P.(22)	177	*	177	—	—
Benefit Street Partners SMA-C II L.P.(23)	476	*	476	—	—
Benefit Street Partners SMA-K L.P.(24)	356	*	356	—	—
Benefit Street Partners SMA-T L.P.(25)	1,207	*	1,207	—	—
54th Street Equity Holdings, Inc.(26)	3,131	*	3,131	—	—
Landmark Wall SMA L.P.(27)	628	*	628	—	—
Blue Owl Capital Corporation(28)	33,357	*	33,357	—	—
Blue Owl Capital Corporation II(29)	7,413	*	7,413	—	—
Goldman Sachs & Co. LLC(30)	76,104	*	76,104	—	—
Morgan Stanley & Co. LLC(31)	76,104	*	76,104	—	—
Royal Bank of Canada(32)	62,514	*	62,514	—	—
Truist Bank(33)	46,206	*	46,206	—	—
Total	4,766,219	29.6%	4,766,219
* Less than 1%.
(1)Blue Torch Credit Opportunities Fund III LP is controlled by Blue Torch Credit Opportunities GP III LLC (“BTCO”), general partner with KPG BTC Management LLC (“KPG”), as managing member of BTCO and Kevin Genda as managing member of KPG, and may be deemed to have beneficial ownership over, the Class A common stock held by Blue Torch Credit Opportunities Fund III LP. The address of the selling stockholder is 150 E. 58th Street, 39th Floor, New York, NY 101055.
(2)Blue Torch Offshore Credit Opportunities Master Fund III LP is controlled by BTOCO, general partner with KPG, as managing member and Kevin Genda as managing member of KPG, and may be deemed to have beneficial ownership over, the Class A common stock held by Blue Torch Offshore Credit Opportunities Master Fund III LP. The address of the selling stockholder is 150 E. 58th Street, 39th Floor, New York, NY 101055.

(3)Blue Torch Credit Opportunities Unlevered Fund III LP is controlled by BTCO, general partner with KPG as managing member of BTCO and Kevin Genda as managing member of KPG, and may be deemed to have beneficial ownership over, the Class A common stock held by Blue Torch Credit Opportunities Unlevered Fund III LP. The address of the selling stockholder is 150 E. 58th Street, 39th Floor, New York, NY 101055.
(4)Deborah K. Orida is the President and CEO of PSP Investments Credit USA LLC, and shares voting and investment power, and may be deemed to have beneficial ownership over, the Class A common stock held by PSP Investments Credit USA LLC. The address of the selling stockholder is 450 Lexington Avenue, Suite 3750, New York, NY 10017.
(5)Redwood Capital Management, LLC (“RCM”) is the investment manager of Redwood Master Fund Ltd. and has voting and disposition control over the securities beneficially owned by Redwood Master Fund Ltd. RCM is wholly owned by Redwood Capital Management Holdings, LP (“RCM Holdings”). Mr. Ruben Kliksberg is the Chief Executive Officer of RCM, is the sole managing member of the general partner of RCM Holdings, and controls a majority of the limited partnership interests in RCM Holdings. The address for Redwood Master Fund, Ltd. is c/o Redwood Capital Management, LLC, 250 W 55th Street, New York, New York 10019.
(6)RCM is the investment manager of Redwood Drawdown Master Fund III, L.P. and has voting and disposition control over the securities beneficially owned by Redwood Drawdown Master Fund III, L.P. RCM is wholly owned by RCM Holdings. Mr. Ruben Kliksberg is the Chief Executive Officer of RCM, is the sole managing member of the general partner of RCM Holdings, and controls a majority of the limited partnership interests in RCM Holdings. The address for Redwood Drawdown Master Fund III, L.P. is c/o Redwood Capital Management, LLC, 250 W 55th Street, New York, New York 10019.
(7)RCM is the investment manager of Redwood Enhanced Income Corp. and has voting and disposition control over the securities beneficially owned by Redwood Enhanced Income Corp. RCM is wholly owned by RCM Holdings. Mr. Ruben Kliksberg is the Chief Executive Officer of RCM, is the sole managing member of the general partner of RCM Holdings, and controls a majority of the limited partnership interests in RCM Holdings. The address for Redwood Enhanced Income Corp. is c/o Redwood Capital Management, LLC, 250 W 55th Street, New York, New York 10019.
(8)Calamos Aksia Alternative Credit and Income Fund is a Delaware statutory trust governed by a board of trustees, and Aksia LLC, as sub-advisor, shares investment power over, the Class A common stock held by Calamos Aksia Alternative Credit and Income Fund. The address of the selling stockholder is c/o Aksia LLC, 599 Lexington Avenue, 37th Floor, New York, NY 10022.
(9)Empire Credit Co-Investment Fund LLC is controlled by Aksia Pi Advisors LP, as managing member, and Aksia LLC, as general partner of Aksia Pi Advisors, and Jim Hayden Vos, as manager of Aksia LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Empire Credit Co-Investment Fund LLC. The address of the selling stockholder is c/o Aksia LLC, 599 Lexington Avenue, 37th Floor, New York, NY 10022.
(10)Frontier Tiger Fund Series1 L.P. is controlled by Aksia Phi Advisors LP, as general partner, and Aksia LLC, as general partner of Aksia Phi Advisors, and Jim Hayden Vos, as manager of Aksia LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Frontier Tiger Fund Series1 L.P. The address of the selling stockholder is c/o Aksia LLC, 599 Lexington Avenue, 37th Floor, New York, NY 10022.
(11)Prospector Opportunities Fund, LP is controlled by Aksia Tau Advisors LP, as managing member, and Aksia LLC, as general partner of Aksia Tau Advisors, and Jim Hayden Vos, as manager of Aksia LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Prospector Opportunities Fund, LP. The address of the selling stockholder is c/o Aksia LLC, 599 Lexington Avenue, 37th Floor, New York, NY 10022.
(12)MidCap Financial Investment Corporation is a reporting company under the 1940 Act and has elected to be treated as a business development company, and Apollo Investment Management, L.P. retains voting and investment control as the investment advisor of, and may be deemed to have beneficial ownership over, the Class A common stock held by MidCap Financial Investment Corporation. The address of the selling stockholder is 9 West 57th Street, New York, NY 10019.
(13)MidCap Funding XXVII Trust is controlled by Apollo Capital Management, L.P., and Maurice Amsellem and Howard Widra as authorized signatories of Apollo Capital Management, L.P., and shares voting and investment power, and may be deemed to have beneficial ownership over, the Class A common stock held by MidCap Funding XXVII Trust. The address of the selling stockholder is 7255 Woodmont Ave., Bethesda, MD 20814.
(14)Barclays Converted Investments (no. 2) Limited is controlled by Barclays Equity Holdings Limited, which is controlled by Barclays Principal Investments Limited, a wholly owned subsidiary of Barclays PLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Barclays Converted Investments (no. 2) Limited. The address of the selling stockholder is One Churchill Place, London, United Kingdom E14-5HP.
(15)Bank of America, N.A. is a national bank. The address of the selling stockholder is One Bank of America Center, 150 N. College Street, Charlotte, NC 28255.
(16)Benefit Street Partners Capital Opportunity Fund II L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners Capital Opportunity Fund II L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(17)Benefit Street Partners Debt Fund IV L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners Debt Fund IV L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(18)Benefit Street Partners Debt Fund IV Master (Non-US) L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners Debt Fund IV Master (Non-US) L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(19)Benefit Street Partners Senior Secured Opportunities (U) Master Fund (Non-US) L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners Senior Secured Opportunities (U) Master Fund (Non-US) L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(20)Benefit Street Partners Senior Secured Opportunities Fund L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners Senior Secured Opportunities Fund L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.

(21)Benefit Street Partners Senior Secured Opportunities Master Fund (Non-US) L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners Senior Secured Opportunities Master Fund (Non-US) L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(22)Benefit Street Partners SMA LM L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners SMA LM L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(23)Benefit Street Partners SMA-C II L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners SMA-C II L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(24)Benefit Street Partners SMA-K L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners SMA-K L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(25)Benefit Street Partners SMA-T L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Benefit Street Partners SMA-T L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(26)54th Street Equity Holdings, Inc. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by 54th Street Equity Holdings, Inc. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(27)Landmark Wall SMA L.P. is controlled by Benefit Street Partners LLC, and may be deemed to have beneficial ownership over, the Class A common stock held by Landmark Wall SMA L.P. The address of the selling stockholder is 1 Madison Avenue, Suite 1600, New York, NY 10010.
(28)Blue Owl Credit Advisors LLC is the investment adviser of Blue Owl Capital Corporation and exercises voting and investment power over the shares of Class A common stock owned by Blue Owl Capital Corporation through an investment committee comprised of Doug Ostrover, Marc Lipschultz, Craig Packer, Alexis Maged, Meenal Mehta, Logan Nicholson and Patrick Linneman, who each individually disclaim beneficial ownership over the shares of Class A common stock held by Blue Owl Corporation, and Blue Owl Capital Corporation is controlled by Blue Owel Credit Advisors, an investment adviser registered with the SEC, and may be deemed to have beneficial ownership over, the Class A common stock held by Blue Owl Corporation. The address of the selling stockholder is 399 Park Avenue, 37th Floor, New York, NY 10022.
(29)Blue Owl Credit Advisors LLC is the investment adviser of Blue Owl Capital Corporation II and exercises voting and investment power over the shares of Class A common stock owned by Blue Owl Capital Corporation II through an investment committee comprised of Doug Ostrover, Marc Lipschultz, Craig Packer, Alexis Maged, Meenal Mehta, Logan Nicholson and Patrick Linneman, who each individually disclaim beneficial ownership over the shares of Class A common stock held by Blue Owl Corporation II, and Blue Owl Capital Corporation II is controlled by Blue Owel Credit Advisors, an investment adviser registered with the SEC, and may be deemed to have beneficial ownership over, the Class A common stock held by Blue Owl Corporation II. The address of the selling stockholder is 399 Park Avenue, 37th Floor, New York, NY 10022.
(30)Goldman Sachs & Co. LLC is controlled by and a wholly owned subsidiary of, The Goldman Sachs Group, Inc., a publicly traded company listed on the New York Stock Exchange, and may be deemed to have beneficial ownership over, the Class A common stock held by Goldman Sachs & Co. LLC. The address of the selling stockholder is 200 West Street, New York, NY 10282.
(31)Morgan Stanley & Co. LLC is controlled by Morgan Stanley Capital Management, LLC, which is controlled by Morgan Stanley, a publicly held corporation, and may be deemed to have beneficial ownership over, the Class A common stock held by Morgan Stanley & Co. LLC. The address of the selling stockholder is 1585 Broadway, New York, NY 10036.
(32)Royal Bank of Canada is a Canadian chartered bank. The address of the selling stockholder is 30 Hudson Street, Jersey City, NJ, 07302.
(33)Truist Bank is a wholly owned subsidiary of Truist Financial Corporation, a reporting company under the Exchange Act, and Amanda Parks and Frank McCormack as officers of Truist Bank shares voting and investment power over and may be deemed to have beneficial ownership over the Class A common stock held by Truist Bank. The address of the selling stockholder is 214 N. Tryon St., Floor 46, Charlotte, NC 28202.

PLAN OF DISTRIBUTION
The Selling Stockholders may sell the Class A common stock offered by this prospectus and any accompanying prospectus supplement in any of the following ways: (1) to or through underwriters, brokers or dealers, (2) directly to purchasers, (3) through agents or (4) through a combination of any of these methods. The Class A common stock may be sold at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices.
The Selling Stockholders may use any one or more of the following methods when selling the shares of Class A common stock offered by this prospectus:
•underwritten transactions;
•privately negotiated transactions;
•sales through Nasdaq or on any national securities exchange or quotation service on which the shares of Class A common stock may be listed or quoted at the time of sale;
•an over-the-counter distribution in accordance with the rules of Nasdaq;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of Class A common stock at a stipulated price per share;
•block trades (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•short sales and delivery of shares of Class A common stock to close out short positions;
•sales by broker-dealers of shares of Class A common stock that are loaned or pledged to such broker-dealers;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•distributions to employees, members, limited partners or stockholders of the Selling Stockholders;
•“at the market” offerings to or through a market maker or into an existing trading market, on an exchange or otherwise;
•a combination of any of the above methods of sale; and
•any other method permitted pursuant to applicable law.
The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of Class A common stock covered by this prospectus.
There can be no assurance that the Selling Stockholders will sell all or any of the shares of Class A common stock offered by this prospectus. In addition, the Selling Stockholders may also sell shares of Class A common stock under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of Class A common stock if they deem the purchase price to be unsatisfactory at any particular time.

With respect to a particular offering of the shares of Class A common stock held by the Selling Stockholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the terms of the offering;
•the names of the Selling Stockholders;
•the names of any underwriters, broker-dealers or agents;
•the purchase price of the shares of Class A common stock;
•any delayed delivery arrangements;
•any underwriting discounts, commissions or agency fees or other items constituting underwriters’ or agents’ compensation;
•any price to the public; and
•any discounts or concessions allowed or reallowed or paid to dealers;
In connection with distributions of the shares of Class A common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of Class A common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the shares of Class A common stock short and redeliver the shares of Class A common stock to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Class A common stock offered by this prospectus, which shares of Class A common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares of Class A common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares of Class A common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).
To facilitate the offering of the shares of Class A common stock, any underwriters or agents, as the case may be, involved in the offering of such shares of Class A common stock may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our Class A common stock for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of Class A common stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such shares of Class A common stock in the offering if the syndicate repurchases previously distributed shares of Class A common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Class A common stock above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Stockholders may solicit offers to purchase the shares of Class A common stock directly from, and may sell such shares of Class A common stock directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters, broker-dealers or agents may make a market in our shares of Class A common stock, but such underwriters, broker-dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of Class A common stock. Shares of our Class A common stock are currently listed on Nasdaq under the symbol “GOCO.”
The Selling Stockholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the shares of Class A common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions the Selling Stockholders pay for solicitation of these contracts.
A Selling Stockholder may enter into derivative transactions with third parties, or sell shares of Class A common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of Class A common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of Class A common stock pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of Class A common stock received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge shares of Class A common stock to a financial institution or other third party that in turn may sell the shares of Class A common stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our Class A common stock or in connection with a concurrent offering of other shares of Class A common stock.
In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.
In offering the shares of Class A common stock covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those shares of Class A common stock may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Stockholders, may have banking, lending or other relationships with us or perform services for us or the Selling Stockholders, in the ordinary course of business. Underwriters, broker-dealers and agents may be entitled to indemnification by us and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, broker-dealers and agents may be required to make in respect thereof.
In order to comply with the securities laws of certain states, if applicable, the shares of Class A common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Stockholders and any other persons participating in the sale or distribution of the shares of Class A common stock will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Class A common stock by, the

Selling Stockholders or any other person, which limitations may affect the marketability of the shares of Class A common stock.
We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the shares of Class A common stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed this registration statement on Form S-3 under the Securities Act with the SEC with respect to the Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. Our filings are available to the public on the internet, through a database maintained by the SEC at www.sec.gov.
Additionally, we make our SEC filings available, free of charge, on the Investor Relations section of our website at www.investors.gohealth.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

4,766,219 Shares

GoHealth, Inc.

Class A Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of our Class A common stock. All amounts shown are estimates except for the SEC registration fee.

Amount Paid*
SEC Registration Fee	$2,224.77
FINRA filing fee	*
Printing fees	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*
Total	*

*	Estimated expenses are not presently known.

Item 15.	Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director of GoHealth, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for the Company’s directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.
The Company has entered into separate indemnification agreements with each of the Company’s directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.
The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.	Exhibits

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

1.1†	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of GoHealth Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 10-Q filed by the Registrant on August 20, 2020).

3.2	Amended and Restated Bylaws of GoHealth Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 10-Q filed by the Registrant on August 20, 2025).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this registration statement).

107*	Filing Fee Table.

*	Filed herewith.
†	To be filed, if necessary, by a post-effective amendment to the registration statement or as an exhibit to a document incorporated herein by reference.

Item 17.	Undertakings

(a)The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 17, 2025.

GoHealth, Inc.

By:	/s/ Vijay Kotte
Name:	Vijay Kotte
Title:	Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Vijay Kotte and Brendan Shanahan as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Vijay Kotte Vijay Kotte	Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2025

/s/ Brendan Shanahan Brendan Shanahan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 17, 2025

/s/ Alan J. Carr Alan J. Carr	Director	November 17, 2025

/s/ Brandon M. Cruz Brandon M. Cruz	Director	November 17, 2025

/s/ David Fisher David Fisher	Director	November 17, 2025

/s/ Clinton P. Jones Clinton P. Jones	Director	November 17, 2025

/s/ Timothy R. Pohl Timothy R. Pohl	Director	November 17, 2025

/s/ William L. Transier William L. Transier	Director	November 17, 2025

/s/ Bao Truong Bao Truong	Director	November 17, 2025

/s/ Mark Weinsten Mark Weinsten	Director	November 17, 2025